Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
New York REIT, Inc.

We consent to the use of our reports dated March 1, 2018, with respect to the consolidated statement of net assets (liquidation basis) of New York REIT, Inc. (the Company) as of December 31, 2017, the related consolidated statement of changes in net assets (liquidation basis) for the year then ended, the consolidated balance sheet (going concern basis) as of December 31, 2016 and the related consolidated statements of operations and comprehensive loss (going concern basis), changes in equity (going concern basis) and cash flows (going concern basis) for each of the years in the two-year period ended December 31, 2016, and the related notes and financial statement schedule III (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017 incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York
July 20, 2018